Filed Pursuant to Rule 424(b)(3)
Registration No. 333-299437

PROSPECTUS

Up to 5,665,995 Shares of Common Stock

The Selling Stockholders identified in this prospectus may offer and sell, from time to time, in one or more offerings, up to 5,665,995 shares of our common stock, par value $0.01 per share (“Common Stock”), at prices and on terms that will be determined at the time of the offering.

On May 15, 2026, we issued 8,088,171 shares of Common Stock and provided $84.7 million in cash to the holders of Marine Products Corporation (“Marine Products”) common stock pursuant to the Agreement and Plan of Merger, dated as of February 5, 2026, by and among us, Titan Merger Sub 1, Inc., Titan Merger Sub 2, LLC and Marine Products (the “Merger Agreement”), in connection with our business combination transaction with Marine Products (the “Marine Products Transaction”). In connection with our entry into the Merger Agreement, we entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of February 5, 2026, by and between us and LOR, Inc. (“LOR”) and certain of its affiliates, pertaining to the registration of the resale of 5,665,995 shares of Common Stock held by the Selling Stockholders.

This prospectus relates solely to sales of our Common Stock by the Selling Stockholders identified in this prospectus. We are not selling any Common Stock under this prospectus and will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. See “Use of Proceeds.” All expenses incurred in connection with this registration are being borne by us. The Selling Stockholders will pay or assume underwriters’ discounts and commissions and, except as set forth in the Registration Rights Agreement, all fees and expenses of legal counsel, accountants and other advisors for the Selling Stockholders, if any, incurred in the resale of the Common Stock.

We are registering the Common Stock for resale pursuant to the Selling Stockholders’ registration rights under the Registration Rights Agreement. Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares of Common Stock. The Selling Stockholders may offer, sell or distribute all or a portion of their shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Stockholders may sell the shares of Common Stock in the section entitled “Plan of Distribution.”

This prospectus describes the general manner in which the shares of our Common Stock may be offered and sold by the Selling Stockholders. Each time securities are offered pursuant to this prospectus, we may provide a prospectus supplement and attach it to this prospectus. Any prospectus supplement will contain specific information about the terms of the offering and the offered securities and may also add, update or change the information included or incorporated by reference in this prospectus. You should read this prospectus and any applicable prospectus supplement, including the information incorporated by reference herein and therein, carefully before you invest in our Common Stock.

The shares of our Common Stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our Common Stock offered by this prospectus and any accompanying prospectus supplement may be offered by the Selling Stockholders directly to investors or to or through underwriters, dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our Common Stock is listed on The Nasdaq Global Market under the symbol “MCFT.” On October 22, 2026, the last reported sale price of our Common Stock was $20.29 per share.

Investing in our Common Stock involves risks. See “Risk Factors” on page 2 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 23, 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, the Selling Stockholders identified in this prospectus may sell shares of our Common Stock in one or more offerings.

This prospectus provides you with a general description of the Common Stock the Selling Stockholders may offer. Each time a Selling Stockholder sells shares of our Common Stock under this shelf registration process, we may provide a prospectus supplement that contains specific information about the terms of that offering. Any prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below in the section entitled “Where You Can Find More Information.”

We may also prepare free writing prospectuses to describe the terms of particular sales of our Common Stock by a Selling Stockholder, which terms may vary from those described in any prospectus supplement. You therefore should carefully review any free writing prospectus in connection with your review of this prospectus and the applicable prospectus supplement.

You should rely only on the information contained in this prospectus or any prospectus supplement, including any information that we incorporate by reference, or any free writing prospectus that we distribute. We have not authorized anyone to provide you with different information, and we do not take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus or a prospectus supplement or contained in any free writing prospectus is accurate as of any date other than the date of such document. We are not making an offer of securities in any jurisdiction where the offer is not permitted.

Throughout this prospectus, when we use the terms “we,” “us,” “our” and similar terms, we are referring to MasterCraft Boat Holdings, Inc. and its subsidiaries. The term “Selling Stockholders” refers to the persons named herein that intend to sell shares pursuant to this prospectus.

ii

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the securities offered by this prospectus under the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public from the SEC’s website at http://www.sec.gov.

We also make available free of charge on our website, https://investors.mcbh.com, under “Financials/SEC Filings,” all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered part of this prospectus from the date we file that document. Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and may supersede information contained or incorporated by reference in this prospectus or any prospectus supplement.

We incorporate by reference in this prospectus the documents and portions of documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings filed on or after the date of the initial registration statement and prior to the effectiveness of the registration statement, and on or after the date of this prospectus and before the termination of the applicable offering described in the applicable prospectus and this prospectus:

•	our annual report on Form 10-K for the year ended June 30, 2026, filed with the SEC on September 10, 2026;

•	our current reports on Form 8-K filed with the SEC on May 15, 2026 (as amended on June 12, 2026) and October 13, 2026; and

•

the description of our Common Stock incorporated by reference to the section entitled “Description of MasterCraft Common Stock” included in our Registration Statement on Form S-4, filed with the SEC on March 16, 2026.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our internet website at https://investors.mcbh.com or by writing or calling us at the following address and telephone number: MasterCraft Boat Holdings Inc., Corporate Secretary, 100 Cherokee Cove Drive, Vonore, Tennessee 37885, telephone number (423) 884-2221.

iii

PROSPECTUS SUMMARY

The following summary does not contain all of the information that you should consider before making your investment decision. You should read carefully the entire prospectus and the financial statements, notes to financial statements and other information incorporated by reference in this prospectus before making any investment decision.

OVERVIEW

We are a leading innovator, designer, manufacturer, and marketer of recreational powerboats sold through our five brands, MasterCraft, Crest, Balise, Chaparral and Robalo. As a leader in recreational marine, we strive to deliver the best on-water experience through innovative, high-quality products with a relentless focus on the consumer.

THE MARINE PRODUCTS TRANSACTION

On May 15, 2026, pursuant to the Agreement and Plan of Merger, dated as of February 5, 2026, by and among us, Titan Merger Sub 1, Inc., Titan Merger Sub 2, LLC and Marine Products Corporation, we completed a business combination transaction with Marine Products. Pursuant to the Merger Agreement, each share of Marine Products common stock was converted into the right to receive 0.232 shares of our Common Stock and $2.43 in cash, without interest. In the aggregate, we issued 8,088,171 shares of our Common Stock and provided $84.7 million in cash as merger consideration.

In connection with the Marine Products Transaction, we entered into the Registration Rights Agreement with LOR and the Stockholders Agreement with the Specified Stockholders (defined below). This prospectus relates to the registration for resale of shares of our Common Stock held by the Selling Stockholders pursuant to our obligations under the Registration Rights Agreement. For additional information regarding the Registration Rights Agreement and the Stockholders Agreement, see “Selling Stockholders—Other Material Relationships.”

CORPORATE AND OTHER INFORMATION

Our principal executive offices are located at 100 Cherokee Cove Drive, Vonore, Tennessee 37885, and our telephone number at that address is (423) 884-2221. We maintain a website with the address https://investors.mcbh.com. Our website, and the information on our website, is neither part of this prospectus nor incorporated by reference herein.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks described under the heading “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, including our Annual Report on Form 10-K for the year ended June 30, 2026 filed with the SEC on September 10, 2026, which is incorporated by reference into this prospectus. If any of these risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, results of operations or financial condition could be materially and adversely affected. In such an event, the trading price of our Common Stock could decline and you could lose part or all of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to statements regarding our expected market share, business strategy, dealer network, anticipated financial results, and liquidity. We use words such as “could,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words.

All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference herein.

The forward-looking statements contained in this prospectus and the documents incorporated by reference herein are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments, and other factors we believe are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control), and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many important factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these important factors include, but are not limited to, those described under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026 and our other filings with the SEC.

Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements. In addition, new important factors that could cause our business not to develop as we expect may emerge from time to time. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this prospectus or the documents incorporated by reference herein to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements contained herein should not be relied upon as representing our views as of any date subsequent to the date of this prospectus.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the shares of Common Stock offered by this prospectus. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

The Selling Stockholders will pay any customary underwriting discounts, commissions and similar selling expenses, if any, incurred by such Selling Stockholders in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock. For a complete description, you should refer to our amended and restated certificate of incorporation and fifth amended and restated bylaws, copies of which are available upon request from us, as well as the relevant portions of the Delaware General Corporation Law (the “DGCL”).

Common Stock

General. Our amended and restated certificate of incorporation authorizes the issuance of 100,000,000 shares of our Common Stock, par value $0.01 per share and 10,000,000 shares of our preferred stock, par value $0.01 per share. As of October 4, 2026, there were 24,223,933 shares of our Common Stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Voting rights. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided in our certificate of incorporation, our bylaws, the rules or regulations of any stock exchange applicable to us or as required by law, all matters to be voted on by our stockholders other than the election of directors must be approved by the affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy at the meeting and entitled to vote on the subject matter. In uncontested director elections, each director shall be elected by the affirmative vote of a majority of the votes cast at such meeting(s) in respect of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In contested director elections, a plurality of the votes cast shall be sufficient to elect directors.

Dividend rights. Holders of shares of our Common Stock are entitled to receive dividends when and if declared by our board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Other matters. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors, the holders of shares of our Common Stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of shares of our Common Stock do not have preemptive, subscription, redemption, or conversion rights and no redemption or sinking fund provisions are applicable to our Common Stock. All outstanding shares of common stock are fully paid and nonassessable. The rights and privileges of holders of our Common Stock are subject to any series of preferred stock that we may issue in the future.

Forum Selection

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us, any of our directors or our officers or employees arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws; or (iv) any action asserting a claim against us, any of our directors or our officers or employees that is governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws, as well as the DGCL, contain provisions that may delay, defer, or discourage another party from acquiring control of us. These provisions, which are summarized below, may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board the power to discourage acquisitions that some stockholders may favor.

Section 203 of the DGCL. We are subject to Section 203 of the DGCL. Subject to certain exceptions and exclusions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets to or with the “interested stockholder.” In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Authorized but Unissued Shares. The authorized but unissued shares of our Common Stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Global Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Stockholder Action by Written Consent. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may be taken by written consent in lieu of a meeting only if such written consent and the taking of such action by such written consent have been previously approved by our board.

Special Meetings of Stockholders. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders may only be called by our board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, our bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with certain advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting and complied with advance notice procedures set forth in the bylaws. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Limitations on Liability and Indemnification of Officers and Directors

Our bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, our certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director, subject to exceptions. The effect of the foregoing exculpation provision is to restrict our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director may be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Listing

Our Common Stock is listed on The Nasdaq Global Market under the symbol “MCFT.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition from time to time by the Selling Stockholders identified in the table below of up to an aggregate of 5,665,995 shares of Common Stock, which represents the total number of shares of Common Stock designated as Registrable Securities (as defined in the Registration Rights Agreement) under the Registration Rights Agreement.

The Selling Stockholders originally acquired their shares of our Common Stock on May 15, 2026, when we issued 8,088,171 shares of Common Stock and provided $84.7 million of cash to the holders of Marine Products common stock pursuant to the Merger Agreement, in connection with the Marine Products Transaction. In connection with our entry into the Merger Agreement, we entered into the Registration Rights Agreement pertaining to the registration of the resale of 5,665,995 shares of Common Stock that were issued pursuant to the Merger Agreement.

We are registering the Registrable Securities for resale pursuant to our undertaking in the Registration Rights Agreement to permit the Selling Stockholders and their permitted transferees to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” herein. For additional information regarding the Registration Rights Agreement, see “—Registration Rights Agreement” below.

Except as otherwise disclosed herein, to our knowledge the Selling Stockholders do not have, and within the past three years have not had, any position, office or other material relationship with us.

Our registration of the Common Stock does not necessarily mean that the Selling Stockholders will sell all or any of such shares, and we cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such Common Stock. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the shares registered for resale hereunder, except for the transfer restrictions under the Stockholders Agreement described below under “—Stockholders Agreement.” Any changed or new information given to us by the Selling Stockholders will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

The information set forth below is based upon information provided to us by the Selling Stockholders and upon information in our possession regarding the issuance of our Common Stock in connection with the Marine Products Transaction. We have not independently verified this information. Information about the Selling Stockholders may change over time. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information set forth in the table below is provided, subject to the transfer restrictions described below under “—Stockholders Agreement.”

The following table sets forth the name of the Selling Stockholders, the number of shares of our Common Stock and the percentage of shares of our Common Stock beneficially owned by such Selling Stockholders prior to this offering, the number of shares that may be offered under this prospectus by such Selling Stockholders, and the number of shares of our Common Stock and the percentage of our Common Stock to be beneficially owned by such Selling Stockholders after completion of this offering, assuming that all shares offered hereunder are sold as contemplated herein. The number of shares in the column “Maximum Number of Shares That May Be Offered” represents all of the shares that the Selling Stockholders may offer under this prospectus.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentage of beneficial ownership is based on 24,223,933 shares of Common Stock outstanding as of October 4, 2026. Except as disclosed in the footnotes to this table, we believe that the Selling Stockholders identified in the table possess sole voting and investment power over all shares of Common Stock shown as beneficially owned by such Selling Stockholders.

	Shares Beneficially Owned Prior to This Offering		Maximum Number of Shares That May Be Offered	Shares Beneficially Owned After This Offering (assuming the sale of all shares that may be sold hereunder)
	Number	Percentage		Number	Percentage
Selling Stockholders:
Gary W. Rollins (1) (6)	719,895	3.0%	719,895	0	*
Pamela R. Rollins (2)(6)	35,521	*	35,521	0	*
Amy R. Kreisler (3)(6)	23,774	*	23,774	0	*
Randall Rollins Voting Trust U/A dated August 25, 1994(4)	4,872,466	20.1%	4,872,466	0	*
Timothy C. Rollins (5)(6)	38,114	*	38,114	0	*

*	Represents beneficial ownership of less than one percent (1%) of our outstanding Common Stock.
(1)

Includes the following: (a) 169,626 shares held individually by Gary W. Rollins; (b) 75,923 shares held by WNEG Investments, L.P., a Georgia limited partnership, (Gary W. Rollins is the sole member of the sole general partner of WNEG Investments, L.P.); (c) 50,842 shares held by The Gary W. Rollins Revocable Trust, as to which he is the sole trustee; (d) 405,967 shares held by four trusts (the “Rollins Family Trusts”) for the benefit of (i) the children and/or more remote descendants and family members of his deceased brother, Mr. R. Randall Rollins, and (ii) a private charitable organization founded by R. Randall Rollins (the trustee of the Rollins Family Trusts is a corporation over which Gary W. Rollins has the ability to assert control within sixty days); (e) 1,045 shares held by his spouse; and (f) 16,492 shares held directly and indirectly by four trusts benefitting the grandchildren and more remote descendants of Gary W. Rollins (Gary W. Rollins’s wife is a trustee of each such trust) (the “1976 GWR Trusts”). Gary W. Rollins disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address for Gary W. Rollins is 2170 Piedmont Road, N.E., Atlanta, Georgia 30324. The address for each of WNEG Investments and The Gary W. Rollins Revocable Trust is c/o RFA Management Company, LLC, 1908 Cliff Valley Way NE, Atlanta, Georgia 30329 .

(2)

Includes the following: (a) 29,357 shares held individually by Pamela R. Rollins; and (b) 6,164 shares held by nine trusts benefiting the grandchildren and more remote descendants of her deceased father, R. Randall Rollins (Pamela R. Rollins is a trustee of each such trust; these nine trusts, along with two other similar trusts, the “1976 RRR Trusts”). The address for the beneficial owner is 1908 Cliff Valley Way NE, Atlanta, Georgia 30329.

(3)

Includes the following: (a) 20,893 shares held individually by Amy R. Kreisler; and (b) 2,881 shares held by six of the 1976 RRR Trusts (Amy R. Kreisler is a trustee of each such trust). The address for the beneficial owner is 1908 Cliff Valley Way NE, Atlanta, Georgia 30329.

(4)

Includes the following: (a) 18 shares held directly by the Randall Rollins Voting Trust U/A dated August 25, 1994 (the “RRR Voting Trust”); (b) 4,440,070 shares held by LOR, Inc., a Georgia corporation (the RRR Voting Trust has a 50% voting interest in LOR, Inc.); (c) 36,386 shares held by RFA Management Company, LLC, a Georgia limited liability company, the manager of which is LOR, Inc.; (d) 247,190 shares held by RCTLOR, LLC, a Georgia limited liability company, (LOR, Inc. is the manager of RCTLOR, LLC); (e) 69,115 shares held by RFT Investment Company, LLC, of which LOR, Inc. is the manager; and (f) 79,687 shares held by Rollins Holding Company, Inc., a Georgia corporation, (the RRR Voting Trust has a 50% voting interest in Rollins Holding Company, Inc.). The RRR Voting Trust disclaims beneficial ownership of these shares except to the extent of their pecuniary interest. The address for each of the RRR Voting Trust, LOR, Inc., RFA Management Company, LLC, RCTLOR, LLC, RFT Investment Company, LLC and Rollins Holding Company, Inc. is c/o RFA Management Company, LLC, 1908 Cliff Valley Way NE, Atlanta, Georgia 30329.

(5)

Timothy C. Rollins is a member of our board of directors. Includes the following: (a) 15,737 shares held individually by Timothy C. Rollins; (b) 65 shares held by Timothy C. Rollins’s spouse; (c) 299 shares held of record by a minor child under a Uniform Transfers to Minors Act account, over which Timothy C. Rollins possesses voting and dispositive power as custodian of the account; (d) 5,521 shares held by seven of the 1976 RRR Trusts (Timothy C. Rollins is a trustee of each such trust); and (e) 16,492 shares held directly and indirectly by the 1976 GWR Trusts. Timothy C. Rollins disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address for the beneficial owner is 100 Cherokee Cove Drive, Vonore, Tennessee 37885.

(6)

Each of Gary W. Rollins, Amy R. Kreisler, Pamela R. Rollins and Timothy C. Rollins (together, the “Group”) have agreed to act in concert with respect to shares beneficially owned by each of them by exercising their respective direct or indirect dispositive power and their respective direct or indirect voting power in concert with the other members of the Group.

Other Material Relationships

Registration Rights Agreement

In connection with the Marine Products Transaction, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated February 5, 2026, with LOR and certain of its affiliates. The Registration Rights Agreement provides LOR and its permitted transferees the right to require, subject to certain conditions and limitations, us to register for resale all of our securities beneficially owned by the Selling Stockholders as of the date of the closing of the Marine Products Transaction (the “Closing”) no later than 120 days following the Closing , and also provides customary piggyback registration rights with respect to registrations initiated by us. The Registration Rights Agreement allows LOR and certain other Selling Stockholders to make up to two demands for underwritten shelf takedowns per year (each an “Underwritten Shelf Takedown”), subject to a maximum of ten takedowns in total and a minimum requirement that at least $25 million of our Common Stock, in the aggregate, be included in each takedown. In the event a Selling Stockholder requests an Underwritten Shelf Takedown, we have the option to purchase 100% of the securities proposed to be sold in such Underwritten Shelf Takedown at a cash purchase price equal to the five-day volume weighted average price per share of our Common Stock for the five consecutive trading days ending on (and including) the trading day immediately prior to the applicable holder’s delivery of the underwritten demand notice to us. In addition, LOR has agreed, following closing of the first Underwritten Shelf Takedown to pay us $350,000 for fees and expenses incurred by us under the Registration Rights Agreement. The agreement also contains customary provisions relating to indemnification.

We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with the exercise of these demand and piggyback registration rights. The Registration Rights Agreement does not provide for the payment of any consideration by us to holders of registrable shares if a registration statement for the resale of shares of our Common Stock held by holders of registrable shares is not declared effective or if the effectiveness is not maintained. The Registration Rights Agreement will stay in effect until the fifteenth anniversary of the Closing.

Stockholders Agreement

In connection with the Marine Products Transaction, we entered into a Stockholders Agreement (the “Stockholders Agreement”), dated February 5, 2026, with LOR and certain stockholders of Marine Products (the “Specified Stockholders”), including Timothy C. Rollins, one of our current directors. The Stockholders Agreement provides for transfer restrictions, including lock-ups on transfers by the Specified Stockholders whereby 50% of the shares are subject to a lock-up that expires six months after the Closing and the remaining 50% are subject to a lock-up that expires one year after the Closing, in each case subject to customary permitted transfers on specified terms and conditions. In addition, from the Closing and until the expiration date defined therein, the Specified Stockholders, acting by majority consent, have the right to nominate up to two directors

(one “Family Designee” (initially Timothy Rollins) and one “Independent Designee” (initially Callum Macgregor)) while the Specified Stockholders beneficially own at least 15% of the total voting power of our Common Stock, and one Family Designee while the Specified Stockholders beneficially own at least 10% but less than 15% of the total voting power of our Common Stock. The stockholder-designated directors are entitled to the same rights and privileges as other directors, including indemnification, exculpation, reimbursement, and director and officer insurance to the same extent as other directors. From the Closing until the earlier of (i) the second anniversary of the Closing and (ii) the date on which the Specified Stockholders cease to beneficially own, in the aggregate, at least 15% of the total voting power of our Common Stock (the “Standstill Termination Date”), the Specified Stockholders have agreed to certain voting commitments and standstill restrictions, including voting in favor of directors nominated and recommended by our board of directors, voting against non-board approved director nominations and removal proposals, and refraining from specified solicitations, proposals, acquisitions, group formations, special meeting demands and other actions, in each case subject to stated exceptions.

The Stockholders Agreement terminates automatically upon the last to occur of the first anniversary of the Closing, the “expiration date” (defined by ownership thresholds) and the Standstill Termination Date.

PLAN OF DISTRIBUTION

The Selling Stockholders, and their permitted transferees under the Registration Rights Agreement, may offer and sell, from time to time, some or all of the shares of Common Stock covered by this prospectus. Registration of the shares of Common Stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the Selling Stockholders of the securities. See “Use of Proceeds.” We will pay all costs, expenses and fees in connection with the registration of the shares of Common Stock, including fees of our counsel and accountants, and fees payable to the SEC. The Selling Stockholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Stock covered by this prospectus.

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The Selling Stockholders may sell the shares of Common Stock covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the shares of Common Stock by a broker-dealer as principal and resales of the shares of Common Stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the shares of Common Stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Common Stock covered by this prospectus.

In connection with the sale of the shares of Common Stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of Common Stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers or agents participating in the distribution of the shares of Common Stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. Each Selling Stockholder may also be deemed to be an underwriter, and any discounts and commissions it receives and any profit it realizes on the sale of the Common Stock may be deemed to be underwriting commissions under the Securities Act.

The Selling Stockholders may enter into derivative transactions with third parties, or sell shares of Common Stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of Common Stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of Common Stock pledged by the Selling Stockholders or borrowed from the Selling Stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use shares of Common Stock received from the Selling Stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

The Selling Stockholders may authorize underwriters, dealers and agents to solicit from third parties offers to purchase shares of Common Stock under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us and the Selling Stockholders, to indemnification by us and the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the Selling Stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Common Stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Common Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The Nasdaq Global Market, in the over-the-counter market or otherwise.

Certain underwriters, agents or dealers or their affiliates may have provided from time to time, and may provide in the future, investment, commercial banking, derivatives and financial advisory services to us, the Selling Stockholders and their respective affiliates in the ordinary course of business, for which they have received or may receive customary fees and commissions.

Some of the shares of Common Stock covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the Common Stock offered hereby is being passed upon for us by our counsel, King & Spalding LLP, Atlanta, Georgia. Any underwriters will be represented by their own legal counsel.

EXPERTS

The financial statements of MasterCraft Boat Holdings, Inc. incorporated by reference in this prospectus, and the effectiveness of MasterCraft Boat Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

The consolidated financial statements of Marine Products Corporation as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025 incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.